EXHIBIT 10.1

ATRION CORPORATION

2021 EQUITY INCENTIVE PLAN

RESTRICTED STOCK UNIT AWARD AGREEMENT

THIS AWARD AGREEMENT (the “Agreement”) is made and entered into effective as of [DATE] by and between ATRION CORPORATION, a Delaware corporation (the “Company”), and [NAME OF PARTICIPANT] (the “Participant”), pursuant to the Atrion Corporation 2021 Equity Incentive Plan, as it may be amended or restated from time to time (the “Plan”). Capitalized terms used but not defined herein shall have the meanings set forth in the Plan.

W I T N E S S E T H:

WHEREAS, pursuant to the Plan and subject to the execution of this Agreement, the Committee has granted, and the Participant desires to receive, an Award.

NOW, THEREFORE, for and in consideration of the premises, the mutual promises and covenants herein contained, and other good and valuable consideration, the receipt, adequacy and sufficiency of which are hereby acknowledged, the parties hereto do hereby agree as follows:

1. AWARD OF RESTRICTED STOCK UNITS. On the Grant Date specified on Exhibit A attached hereto, the Company granted to the Participant an Award in the form of Restricted Stock Units (“RSUs”) entitling the Participant to receive from the Company, without payment, one share of Common Stock (a “Share”) or a cash payment respecting each RSU set forth on said Exhibit A.

2. EFFECT OF PLAN. The RSUs are in all respects subject to, and shall be governed and determined by, the provisions of the Plan (all of the terms of which are incorporated herein by reference) and to any rules which might be adopted by the Board or the Committee with respect to the Plan to the same extent and with the same effect as if set forth fully herein. The Participant hereby acknowledges that all decisions and determinations of the Committee shall be final and binding on the Participant, his beneficiaries, and any other person having or claiming an interest in the RSUs.

3. VESTING. The restrictions under this Award shall lapse and the RSUs shall vest on the Vesting Dates as set forth in Exhibit A or such earlier dates as set forth in the Plan. Any RSUs as to which the restrictions shall not have lapsed and which are not vested shall be forfeited upon the Participant’s Termination of Service.

4. DIVIDEND EQUIVALENTS. If the Company declares a cash dividend payable to the holders of its Common Stock during the period prior to lapse of the restrictions and the vesting of RSUs, then, on the dividend payment date, the Company shall credit Dividend Equivalents to the Participant’s Stock Award Account as follows: (A) all such Dividend Equivalents shall be credited in the form of RSUs and (B) the number of RSUs to be credited to the Stock Award Account as Dividend Equivalents shall be equal to the quotient determined by dividing (i) the product of (A) the cash dividend payable per share of Common Stock multiplied by (B) the sum of the Stock Account Balance as of the record date for the dividend by (ii) the Fair Market Value of a share of Common Stock on the dividend payment date. If the Participant’s RSUs have been settled after the record date but prior to the dividend payment date, any Dividend Equivalents that would be credited pursuant to this Section 4 shall be settled on, or as soon as practicable after, the dividend payment date. For purposes of Section 409A, the payment of Dividend Equivalents shall be construed as earnings and the time and form of payment of such Dividend Equivalents shall be treated separately from the time and form of payment of any Award that gave rise to the Dividend Equivalent. The RSUs credited to the Participant as Dividend Equivalents as a result of dividends paid by the Company with respect to shares of Common Stock shall be subject to the restrictions and forfeiture provisions set forth in Paragraph 3 above.

5. DISTRIBUTION OF OR PAYMENT RESPECTING RSUS.

(a) The Participant’s RSUs shall be distributed in shares of Common Stock (either by delivery of a stock certificate or certificates to the Participant or the Participant’s designee or by registration in book-entry form) or paid in cash or part cash and part shares of Common Stock as specified on Exhibit A, with the amount of cash to be determined as set forth in Paragraph 5(b), as soon as administratively practicable following the vesting of the applicable RSUs and, in any event, no later than March 15 of the calendar year following the year in which the applicable RSUs vest. Notwithstanding the foregoing, the Company may delay a distribution of shares of Common Stock or payment in settlement of RSUs if it reasonably determines that such ownership or issuance of such shares of Common Stock or payment is not feasible due to applicable exchange controls, securities regulations, tax laws, or other provisions of applicable law, as determined by the Company in its sole discretion, provided that such distribution or payment shall be made at the earliest date at which the Company reasonably determines that the making of such distribution or payment will not cause such violation, as required by Treasury Regulation Section 1.409A-2(b)(7)(ii), and provided further that no distribution or payment shall be delayed under this Paragraph 5(a) if such delay will result in a violation of Section 409A. All distributions made in shares of Common Stock shall be made by the Company only in the form of whole shares. The Company, may, in its sole discretion round any fractional share up or down to the nearest whole share or distribute the fractional share in cash in an amount equal to the value of such fractional share determined based on the Fair Market Value of a share of Common Stock as of the date immediately preceding the date set forth above.

(b) The amount of cash payable with respect to each RSU shall be equal to the Fair Market Value of a share of Common Stock on the day immediately preceding the payment date set forth in Paragraph 5(a).

6. Securities Law Restrictions. Acceptance of this Agreement shall be deemed to constitute the Participant’s acknowledgement that the RSUs shall be subject to such restrictions and conditions on any resale and on any other disposition as the Company shall deem necessary under any applicable laws or regulations or in light of any stock exchange requirements.

7. ASSIGNMENT. The RSUs are personal to the Participant and may not in any manner or respect be assigned or transferred, otherwise than by will or the laws of descent and distribution, unless and until the shares of Common Stock into which the shares of Common Stock are converted have been issued or payment has been made, and all restrictions applicable to such shares of Common Stock have lapsed. No RSUs or any interest or right therein or part thereof shall be liable for the debts, contracts or engagements of the Participant or his or her successors in interest or shall be subject to disposition by transfer, alienation, anticipation, pledge, encumbrance, assignment or any other means whether such disposition be voluntary or involuntary or by operation of law by judgment, levy, attachment, garnishment or any other legal or equitable proceedings (including bankruptcy), and any attempted disposition thereof shall be null and void and of no effect, except to the extent that such disposition is permitted by the preceding sentence. Notwithstanding any other provision hereof, and subject to the approval of the Committee in its sole discretion, the Participant may transfer the RSUs to family members or one or more trusts or other entities for the benefit of or owned by family members, consistent with applicable securities laws; provided that the Participant receives no consideration for the transfer of such RSUs and the transferred RSUs shall continue to be subject to the same terms, conditions, and restrictions as were applicable to such Award immediately before the transfer and such RSUs shall vest according to the same terms as applied to the Participant.

8. No Right to Continued SERVICE. Neither the Plan nor this Agreement shall give the Participant the right to continued service with the Company or any Subsidiary or shall adversely affect the right of the Company or any Subsidiary to terminate the Participant’s service with or without cause at any time, subject to the provisions of any applicable service agreement.

9. TAX WITHHOLDING.

(a) Regardless of any action the Company or the Subsidiary for which the Participant provides service (the “Applicable Subsidiary”) takes with respect to any or all income tax, social insurance, payroll tax, payment on account, or other applicable taxes (“Tax Items”) in connection with the Award, the Participant hereby acknowledges and agrees that the ultimate liability for all Tax Items legally due by the Participant is and remains the responsibility of the Participant. Further, if the Participant has become subject to tax in more than one jurisdiction between the Grant Date and the date of any relevant taxable or tax withholding event, as applicable, the Participant acknowledges that the Company or the Applicable Subsidiary may be required to withhold or account for Tax Items in more than one jurisdiction.

(b) The Participant acknowledges and agrees that the Company and the Applicable Subsidiary: (i) make no representations or undertakings regarding the treatment of any Tax Items in connection with any aspect of the Award, including, but not limited to, the award or vesting of the RSUs, the delivery of the Shares upon vesting and conversion or the subsequent sale of Shares acquired upon vesting and conversion; and (ii) do not commit to structure the terms of the Award or any aspect of the Award to reduce or eliminate the Participant’s liability for Tax Items.

(c) Prior to vesting and conversion of the RSUs, the Participant must pay or make adequate arrangements satisfactory to the Company or the Applicable Subsidiary to satisfy all withholding obligations for Tax Items of the Company or the Applicable Subsidiary arising from vesting and conversion of the RSUs. In this regard, in lieu of all or any part of a cash payment, the Participant may elect to satisfy all or part of the withholding obligations for Tax Items by (i) having the Company withhold a portion of the Shares issuable upon vesting and conversion of the RSUs or (ii) delivering shares of Common Stock owned by the Participant, duly endorsed for transfer, to the Company, in each case with a Fair Market Value equal to the amount of the withholding obligations to be satisfied in such manner. The Company or the Applicable Subsidiary will remit the total amount paid or withheld for Tax Items to the appropriate tax authorities.

10. SECTION 409A. This Agreement is intended to comply with Section 409A and shall be construed and interpreted in a manner that is consistent with the requirements for avoiding additional taxes and penalties under Section 409A. Notwithstanding the foregoing, the Company makes no representation that the payments and benefits provided hereunder comply with Section 409A, and in no event shall the Company be liable for all or any portion of any taxes, penalties, interest, or other expenses that may be incurred by the Participant on account of non-compliance with Section 409A.

11. COUNTERPART EXECUTION. This Agreement may be executed in any number of counterparts (including electronic signatures or facsimile copies), each of which shall be considered an original, and such counterparts shall, together, constitute and be one and the same instrument.

12. MISCELLANEOUS.

(a) The Participant’s rights under this Agreement can be modified, suspended, or canceled only in accordance with the terms of the Plan. This Agreement may not be changed orally but may be changed only by an agreement in writing signed by the party against whom or which enforcement of any waiver, change, modification, or discharge is sought.

(b) The invalidity or unenforceability of any provision hereof shall in no way affect the validity of enforceability of any other provision of this Agreement.

(c) This Agreement shall bind the parties and their respective heirs, executors, administrators, successors, and assigns. Nothing contained herein shall be construed as an authorization or right of any party to assign his or its respective rights or obligations hereunder, and the Participant shall have no right to assign this Agreement, and any such attempted assignment shall be ineffective.

(d) This Agreement shall be subject to the applicable provisions, definitions, terms, and conditions set forth in the Plan, and the terms of the Plan shall govern in the event of any inconsistency between the Plan and this Agreement.

(e) Any document relating to participation in the Plan or any notice required or permitted hereunder shall be given in writing and shall be deemed effectively given (except to the extent that this Award Agreement provides for effectiveness only upon actual receipt of such notice) upon personal delivery, electronic delivery at the e-mail address, if any, provided for the Participant by the Company or an Affiliate, or upon deposit in the U.S. Mail, or with a nationally recognized overnight courier service, with postage and fees prepaid, addressed to the other party at the current address on file with the Company or at such other address as such party may designate in writing from time-to-time to the other party.

(f) This Agreement shall be interpreted and construed according to and governed by the laws of the State of Delaware without regard to that state’s conflicts of laws rules.

[Signatures appear on the following page.]

IN WITNESS WHEREOF, the Company and the Participant have executed and delivered this Agreement as of the day and year first written above.

ATRION CORPORATION

By: _________________________________
Name: _______________________________
Title: ________________________________

____________________________________
Participant

EXHIBIT A

TO

AWARD AGREEMENT

1.	Grant Date: ________________________________

2.	Number of Restricted Stock Units: ______________*

3.	Form of Settlement (Stock/Cash): _______________

4.	Vesting Schedule:

Percentage of Grant*	Vesting Date

* Subject to adjustment as provided in Paragraph 4 of the Award Agreement.